SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                           (Amendment No. __________)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12


                           FIRST MERCHANTS CORPORATION
                (Name of Registrant as Specified In Its Charter)


 ________________________________, AS AGENT FOR FIRST MERCHANTS CORPORATION
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.




[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ---------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------

     3)   Filing Party:

          ---------------------------------------------------------------

     4)   Date Filed:

          ---------------------------------------------------------------

                           FIRST MERCHANTS CORPORATION
                             200 EAST JACKSON STREET
                              MUNCIE, INDIANA 47305


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 12, 2000


The annual meeting of the shareholders of First Merchants Corporation (the "Corporation") will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Wednesday, April 12, 2000, at 3:30 p.m. for the following purposes:

(1) To elect three directors, to hold office for a term of three years and until their successors are duly elected and qualified.

(2) To ratify the appointment of the firm of Olive LLP as independent public accountants for 2000.

(3)  To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 16, 2000 shall be entitled to notice of and to vote at the meeting.


                                              By Order of the Board of Directors



                                              Larry R. Helms
                                              Secretary

Muncie, Indiana
February 23, 2000




                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

             IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
               MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
             ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS
                    REQUIRED IF MAILED IN THE UNITED STATES.

                                                               February 23, 2000

                           FIRST MERCHANTS CORPORATION

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 12, 2000


This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of First Merchants Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held April 12, 2000. The distribution of these proxy materials is expected to commence on February 23, 2000.

Any shareholder giving a proxy has the right to revoke it any time before it is exercised by written notice to the Secretary received prior to the meeting or in person at the meeting. The shares represented by proxies will be voted in accordance with the instructions on the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of Items 1 and 2.

VOTING SECURITIES

Only shareholders of record at the close of business on February 16, 2000 will be entitled to notice of and to vote at the annual meeting. The number of shares of common stock outstanding and entitled to vote as of February 1, 2000 was 10,943,688.

Each share of the Corporation's common stock is entitled to one vote. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items being submitted to the shareholders for their consideration. The Secretary will count the votes and announce at the meeting the number voting for and against each item and the number abstaining. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted.

The Corporation's subsidiaries held 1,220,686 shares of the Corporation's common stock as of February 1, 2000 in various fiduciary capacities, in regular, nominee or street name accounts, consisting of 11.15% of the Corporation's outstanding shares. Beneficial ownership of shares so held is disclaimed by the Corporation. It is the practice of the respective subsidiaries when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary prior to voting.


ELECTION OF DIRECTORS

Three directors will be elected at the annual meeting.

The persons named below have been nominated for election to the Board of Directors (the "Board"), with terms expiring as of the 2003 annual meeting of shareholders. All of the nominees are currently members of the Board.

Those persons nominated as directors include:

Name and Age                            Present Occupation                                           Director Since
------------                            ------------------                                           --------------
Class III (Terms expire 2003):
James F. Ault;(1)                       Chairman of the Board, The Madison Community                      1999
age 64                                  Bank ("Madison"), a wholly-owned subsidiary of the
                                        Corporation, and Retired executive of General Motors
                                        Corporation

Frank A. Bracken;                       Of Counsel, Bingham Summers Welsh & Spilman,                      1994
age 65                                  Attorneys

Barry J. Hudson;(1)                     Chairman of the Board and Chief Executive Officer,                1999
age 59                                  First National Bank of Portland ("First National"), a
                                        wholly-owned subsidiary of the Corporation

Those persons named below continue to serve as directors:

Class I (Terms expire 2001):

Michael L. Cox;                         President and Chief Executive Officer of the                      1984
age 55                                  Corporation and First Merchants Bank, National
                                        Association ("First Merchants"), a wholly-owned
                                        subsidiary of the Corporation

Norman M. Johnson;                      Retired Executive Vice President, Stein Roe &                     1996
age 65                                  Farnham, Investment Counsel

George A. Sissel;                       Chairman of the Board and Chief Executive Officer,                1995
age 63                                  Ball Corporation (Ball Corporation manufactures metal
                                        and plastic packaging products and technology
                                        products and services.)

Robert M. Smitson;                      Chairman of the Board, Maxon Corporation (Maxon                   1982
age 63                                  Corporation designs and manufactures specialty
                                        industrial combustion systems and valves.)
Class II (Terms expire 2002):

Stefan S. Anderson                      Chairman of the Board of the Corporation and First                1982
age 65                                  Merchants

Thomas B. Clark;                        President and Chief Executive Officer,  Alltrista                 1989
age 54                                  Corporation (Alltrista Corporation manufactures metal
                                        and plastic products.)

David A. Galliher;                      President, Wm. A. Didier & Sons, Inc. (Wm. A. Didier              1982
age 67                                  & Sons, Inc. manufactures credit cards.)

John E. Worthen;                        President, Ball State University                                  1987
age 66

(1) Under Agreements of Reorganization and Merger between the Corporation and Jay Financial Corporation, and among the Corporation, Pendleton Banking Company ("Pendleton"), and Anderson Community Bank ("Anderson"), the Board appointed Messrs. Hudson and Ault as members of the Board on May 11, 1999 and agreed to nominate them for election to full 3-year terms as directors at the 2000 annual meeting of shareholders.

The occupations set forth above have been the principal occupations of the director-nominees and continuing directors during the past 5 years except as follows: Mr. Anderson was also President of the Corporation from 1982 to 1998 and

CEO from 1982 to 1999, and he was President of First Merchants from 1979 to 1996 and CEO from 1979 to 1999. Mr. Ault became Chairman of the Board of Anderson when it was formed in 1995, and he became Chairman of the Board of Madison in 1999 when Anderson was merged into Pendleton to form Madison. Mr. Cox was Executive Vice President of the Corporation and First Merchants from 1994 to 1996. He became President of First Merchants in 1996, President of the Corporation in 1998, and CEO of both in 1999. Mr. Hudson has served as Chairman of the Board and CEO of First National since 1982, and he was also President of First National from 1982 to 1998. Mr. Smitson was President of Maxon Corporation from 1979 to 1997, Chief Executive Officer from 1985 to 1998, and Vice Chairman of the Board from 1989 to 1998.

Messrs. Bracken and Sissel are also directors of Ball Corporation. Mr. Clark is also a director of Alltrista Corporation, and Dr. Worthen is also a director of Indiana Energy, Inc.


CERTAIN COMMITTEES OF THE BOARD

The Corporation's Executive Committee functions as a nominating committee. It recommends to the Board: (a) candidates to fill any vacancies on the Board, and
(b) a slate of directors to be elected each year at the annual meeting of shareholders. The Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. The members of the Executive Committee are Messrs. Smitson (Chairman), Anderson, Bracken, Clark, Cox, and Sissel. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Committee. The Executive Committee met 2 times during 1999.

The Corporation has an Audit Committee whose functions are: (a) to assist the Board in fulfilling its responsibilities related to accounting, auditing and financial reporting functions; (b) to review or cause to be reviewed all reports of examination made by banking authorities; (c) to meet with the internal auditors and to make or cause to be made internal examinations and audits of the affairs of the Corporation and its subsidiaries; (d) to meet with the external auditors and to review the scope and results of external audits; and (e) to consult with management on the selection of the independent public accountants to serve as external auditors for the ensuing year. The members of the Audit Committee are Messrs. Galliher (Chairman), Anderson, Clark, Worthen and Michael
D. Wickersham, who is retiring as a director of the Corporation as of the 2000 annual meeting. Suzanne L. Gresham and Nelson W. Heinrichs, who are directors of First Merchants, George R. Likens, who is a director of Madison, Gerald S. Paul, who is a director of the Corporation's wholly-owned subsidiary, The Union County National Bank of Liberty ("Union County"), and Daniel Eichhorn, who is a director of the Corporation's wholly-owned subsidiary, First United Bank ("First United"), serve as non-voting members of the Committee. The Audit Committee met 4 times during 1999.

The Corporation has a Compensation Committee whose functions are: (a) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Corporation and the chief executive officers of its subsidiaries, and (b) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees and the compensation ranges and benefits for other officers and employees of the Corporation's subsidiaries. The authority to periodically adjust the compensation and benefits of employees, other than executive officers and senior management of the Corporation and the chief executive officers of its subsidiaries, has been delegated by the Compensation Committee to the chief executive officers of the subsidiaries. The Committee is responsible for the administration of the Corporation's incentive compensation and stock plans. The members of the Compensation Committee are Messrs. Smitson (Chairman), Anderson, Bracken, Clark and Johnson. Mr. Hartmeyer serves as a non-voting member of the Committee. The Compensation Committee met 4 times during 1999.


MEETINGS OF THE BOARD

The Board of Directors held 4 meetings during 1999. The only director of the Corporation who attended fewer than 75% of the total number of meetings of the Board and the committees on which he served was Mr. Clark, who attended 10 of 14 meetings (71.4%).

COMPENSATION OF DIRECTORS

The directors of the Corporation who were employees of the Corporation or one of its subsidiaries received no separate compensation for their services as directors in 1999, except as follows: Mr. Hudson's compensation included $5,292 for his services as a director of First National, of which $4,356 was deferred compensation under an insurance-funded deferred compensation plan maintained by First National, and he was paid $20,755 for his services as Chairman of the Board of Directors of First National. Following his April 16, 1999 retirement as Chief Executive Officer of the Corporation and First Merchants, Mr. Anderson was paid a retainer based on an annual amount of $12,000 ($8,500 for the balance of 1999) for his continuing services as Chairman of the Board of Directors of the Corporation and a retainer based on an annual amount of $8,000 ($5,667 for the balance of 1999) for continuing to serve as Chairman of the Board of Directors of First Merchants. The other directors of the Corporation who were not employees were paid an annual retainer of $5,000 in 1999. The directors of the Corporation who were not employees received $400 for each Board meeting and $250 for each committee meeting they attended, except that the Board and committee chairmen were paid 150% of the regular meeting fee. Mr. Smitson serves as a director of First Merchants, for which he was paid a retainer of $3,400 and $400 for each Board meeting he attended. Messrs. Anderson, Smitson and Worthen serve on committees of First Merchants and were paid $250 for each committee meeting they attended, except that Mr. Smitson received 150% of the regular meeting fee for his services as Chairman of the First Merchants Executive Committee. For his services as a director and Chairman of the Board of Directors of Madison, Mr. Ault was paid $250 for each Board meeting and $50 for each committee meeting that he attended. For his services as a director and Chairman of the Executive Committee of Union County, Mr. Johnson was paid a retainer of $4,200 and $350 for each Board and Executive Committee meeting he attended. Union County also paid him a bonus of $900 and provided him life insurance coverage in the amount of $50,000 for these services.

On July 1, 1999, options were granted under the provisions of the Corporation's 1999 Long-term Equity Incentive Plan to each of the non-employee directors to purchase 1,000 shares of the Corporation's common stock at an option price of $23.8125 per share, the market price on the date of the grants.

The Corporation maintains an unfunded deferred compensation plan which gives each director an annual election to defer the receipt of director's fees. Any amounts reflected in a director's account under the plan are credited with interest at a rate equal to First Merchants' 18-month variable rate IRA account rate. Payments commence when the participant is no longer a director of the Corporation or First Merchants. During 1999, one (1) of the Corporation's directors participated in the plan, deferring fees totaling $10,000.


COMPENSATION OF EXECUTIVE OFFICERS

The tables in this section of the Proxy Statement contain information concerning the compensation of the Corporation's Chief Executive Officers and its 4 most highly compensated executive officers other than the Chief Executive Officers as of the Corporation's most recent fiscal year-end, December 31, 1999.
Mr. Anderson  served  as  the  Corporation's   Chief  Executive  Officer until
his retirement on April 16, 1999, when Mr. Cox became the Chief Executive Officer; therefore, compensation information is provided with respect to both of them. The information in these tables concerning stock options has been adjusted to give retroactive effect to the 3-for-2 common stock split which was effective at the close of business on October 23, 1998 for shareholders of record at the close of business on October 16, 1998.

Summary Compensation Table

The following table contains information concerning the compensation paid by the Corporation and its subsidiaries for the years 1997, 1998 and 1999 to the Corporation's Chief Executive Officers and its 4 most highly compensated executive officers other than the Chief Executive Officers.

                                                SUMMARY COMPENSATION TABLE

                                                   Annual Compensation        Long Term Compensation
                                                   -------------------        ----------------------
                                                                                       Awards
                                                                              ----------------------
   Name and                                                                          Securities
   Principal                                                                         Underlying              All Other
   Position                               Year        Salary          Bonus            Options            Compensation(1)
                                                        ($)            ($)                (#)                    ($)
-------------------------------------     ----       --------        ------   ----------------------      ----------------

   Stefan S. Anderson,                    1999        86,333         19,941                1,000                  1,073
     Chairman of the Board and Chief      1998       215,562         54,600                4,500                  2,000
     Executive Officer (CEO  until        1997       197,721         53,323                5,250                  2,000
     April 16, 1999), Corporation and
     First Merchants

   Michael L. Cox                         1999       194,105         56,772               10,000                  2,375
     President and Chief Executive        1998       165,691         43,432                4,950                  2,000
     Officer (CEO since April 16,         1997       153,461         44,985                5,250                  1,875
     1999), Corporation and First
     Merchants

   Ted J. Montgomery                      1999       126,095         17,753                2,000                  1,534
     Senior Vice President,               1998       143,674         27,440                3,600                  1,733
     Corporation; (also, President,       1997       143,674         26,684                3,900                  3,077
     Union County, until September 3,
     1999)

   Charles R. Phillips                    1999       129,868         24,346                5,000                    427
     Senior Vice President,               1998        34,463          5,381                5,250                      0
     Corporation and First Merchants(2)

   Larry R. Helms                         1999       106,654         19,898                5,000                  1,298
     Senior Vice President,               1998       102,958         17,220                3,000                  1,250
     Corporation and First Merchants;     1997        99,793         18,653                3,450                  1,211
     General Counsel and Secretary,
     Corporation

   James L. Thrash,                        1999      100,421         18,787                5,000                    980
     Senior Vice President, Corporation    1998       96,974         16,307                3,000                    947
     and First Merchants; Chief Finan-     1997       93,402         17,556                3,450                    912
     cial Officer, Corporation

(1) Represents employer matching contributions for fiscal year to First Merchants Corporation Retirement Savings Plan (a Section 401(k) plan); for Mr. Montgomery, this amount also includes employer ESOP contributions to Union County National Bank Employees' Stock Ownership Plan. The Plan was terminated as of June 30, 1997.

(2) Mr. Phillips was employed by First Merchants as a Senior Vice President on September 21, 1998, and he became a Senior Vice President of the Corporation on April 14, 1999.

Option Grants Table

The 1999 Long-term Equity Incentive Plan, which became effective as of July 1, 1999, authorizes the Compensation Committee to grant stock-based incentive awards, including stock options, to eligible employees of the Corporation or any subsidiary. The following table contains information concerning individual grants of stock options under the plan made during 1999 to each of the executive officers named in the Summary Compensation Table above. Each option was to purchase the Corporation's common stock at a price not less than the market price of the stock on the date of grant.

                                       OPTION GRANTS IN LAST FISCAL YEAR(1)

                                        Individual Grants                                     Potential Realizable
------------------------------------------------------------------------------------------    Value at Assumed an
                                                                                              nual Rates of Stock Price
                                                                                              Appreciation for Option
                                                                                              Term
                             Number of Se   Percent  of                                       -------------------------
                            curities Under  Total  Options
                             lying Options  Granted to
                                Granted     Employees in      Exercise
                                  (#)       Fiscal Year        Price
Name                                                           ($/Sh)      Expiration Date      5%($)            10%($)
----------------------      --------------  --------------    --------     ---------------    -------           -------

Stefan S. Anderson (2)               0

Michael L. Cox                  10,000            8.96        22.7500        July 29, 2009    143,325           361,725

Ted J. Montgomery                2,000            1.79        22.7500        July 29, 2009     28,665            72,345

Charles R. Phillips              5,000            4.48        22.7500        July 29, 2009     71,663           180,863

Larry R. Helms                   5,000            4.48        22.7500        July 29, 2009     71,663           180,863

James L. Thrash                  5,000            4.48        22.7500        July 29, 2009     71,663           180,863

(1) The options listed in the table were granted on July 29, 1999. They are exercisable as follows: Mr. Cox's option is exercisable for 325 shares on or after January 29, 2000, 4,395 shares on or after January 1, 2001, 4,395 shares on or after January 1, 2002, and 885 shares on or after January 1, 2003; Mr. Montgomery's option is exercisable for 2,000 shares on or after January 29, 2000; Mr. Phillips' option is exercisable for 3,094 shares on or after January 29, 2000 and 1,906 shares on or after January 1, 2001; and Messrs. Helms' and Thrash's options are exercisable for 4,395 shares on or after January 29, 2000 and 605 shares on or after January 1, 2001. None of the options is exercisable after July 29, 2009.

(2) Mr. Anderson was not awarded any options during 1999 while serving as the Corporation's Chief Executive Officer prior to his retirement on April 16, 1999. However, as a non-employee director of the Corporation on July 1, 1999, he was automatically awarded an option under the 1999 Long-term Equity Incentive Plan, exercisable after January 1, 2000 but not after July 1, 2009, to purchase 1,000 shares of the Corporation's common stock at an option price of $23.8125 per share, the market price on the date of the grant.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

The following table contains information concerning (1) each exercise of stock options during 1999 under the 1989 Stock Option Plan, the 1994 Stock Option Plan, or the 1999 Long-term Equity Incentive Plan by each of the executive officers named in the Summary Compensation Table above, and (2) the value as of December 31, 1999 of each of the named executive officer's unexercised options on an aggregated basis.

                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL
                                         YEAR AND FISCAL YEAR-END OPTION VALUES

                                Shares                            Number of Securities          Value of Unexercised
                               Acquired                          Underlying Unexercised         In-the-Money Options
                                  on              Value         Options at Fiscal Year-End        at Fiscal Year-End
                               Exercise         Realized                  (#)                           ($)
Name                              (#)             ($)          Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------            --------         --------       ---------------------------   -------------------------
Stefan S. Anderson               14,849          209,272            26,700  /   1,000            213,700  /   2,438

Michael L. Cox                        0                0            39,712  /  13,225            417,192  /  35,000

Ted J. Montgomery                     0                0            11,250  /   2,000             58,612  /   7,000

Charles R. Phillips                   0                0             4,050  /   6,200              6,412  /  19,400

Larry R. Helms                        0                0            20,924  /   5,000            186,332  /  17,500

James L. Thrash                       0                0             3,000  /   5,000                  0  /  17,500


Pension Plans

The  Corporation  has a  qualified  defined  benefit  pension  plan - the  First
Merchants Corporation Retirement Pension Plan - covering, in general, all full-time employees of the Corporation and its subsidiaries. The Corporation also has a nonqualified plan - the First Merchants Corporation Supplemental Executive Retirement Plan - which provides benefits to designated executives that would otherwise be payable under the qualified plan if incentive compensation were included in compensation and Internal Revenue Code Section 401(a)(17) did not limit the amount of compensation that can be considered for purposes of calculating pension benefits accruing under the qualified plan. For plan years beginning on or after January 1, 1998, $160,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the qualified plan.

The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1942 (the average of the birth years of the executive officers named in the Summary Compensation Table above) in specified compensation and years of service classifications under the plans. The benefit amounts shown in the table include amounts payable under both the qualified and the nonqualified plans, for those executives who participate in both.

                                                    PENSION PLAN TABLE
-------------------------------------------------------------------------------------------------------------------
Compensation                                                 Years of Service
-------------------------------------------------------------------------------------------------------------------
                           15                  20                   25                  30                   35
-------------------------------------------------------------------------------------------------------------------
$    125,000         $     35,644        $     47,525         $     59,406        $     59,406         $     59,406
     150,000               43,519              58,025               72,531              72,531               72,531
     175,000               51,394              68,525               85,656              85,656               85,656
     200,000               59,269              79,025               98,781              98,781               98,781
     225,000               67,144              89,525              111,906             111,906              111,906
     250,000               75,019             100,025              125,031             125,031              125,031
     300,000               90,769             121,025              151,281             151,281              151,281
     350,000              106,519             142,025              177,531             177,531              177,531

Participants in the qualified plan who had at least 15 credited years of service and whose combined age and years of service totaled at least 65 as of January 1, 1991, including Messrs. Anderson and Helms, are entitled to a pension benefit calculated under the formula that was in effect prior to 1990 if that will produce a greater benefit. The following table shows the estimated annual benefits payable upon retirement at age 65 under the formula that was in effect prior to 1990 in specified compensation and years of service classifications under the plans. The benefit amounts shown in the table include amounts payable under both the qualified and the nonqualified plans, for those executives who participate in both.

                                          PENSION PLAN TABLE (Pre-1990 Formula)
-------------------------------------------------------------------------------------------------------------------
    Compensation                                               Years of Service
-------------------------------------------------------------------------------------------------------------------
                          15                  20                   25                  30                   35
-------------------------------------------------------------------------------------------------------------------
$    125,000         $     37,500        $     50,000         $     62,500        $     62,500         $     62,500
     150,000               45,000              60,000               75,000              75,000               75,000
     175,000               52,500              70,000               87,500              87,500               87,500
     200,000               60,000              80,000              100,000             100,000              100,000
     225,000               67,500              90,000              112,500             112,500              112,500
     250,000               75,000             100,000              125,000             125,000              125,000
     300,000               90,000             120,000              150,500             150,500              150,500
     350,000              105,000             140,000              175,000             175,000              175,000

Benefits under the plans are determined primarily by average final compensation and years of service and are computed on the basis of straight-life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

Compensation for purposes of the qualified plan consists of the base salary and service award components of the salary amounts reported in the Summary Compensation Table above. Compensation for purposes of the nonqualified plan also includes the bonus amounts reported in the Summary Compensation Table above. All of the executive officers named in the Summary Compensation Table above are participating in the qualified plan, and Messrs. Anderson, Cox, and Montgomery are also participating in the nonqualified plan. However, Mr. Anderson's benefits under the nonqualified plan are payable at age 70 rather than age 65. The 1999 compensation used for purposes of calculating pension benefits under the plans, and the credited years of service as of January 1, 2000, of the executive officers named in the Summary Compensation Table are: Mr. Anderson, $105,806 (24.5 years), Mr. Cox, $246,797 (5.7 years), Mr. Montgomery, $140,591 (3.0 years), Mr. Phillips, $127,000 (1.3 years), Mr. Helms, $103,940
(28.3 years), and Mr. Thrash, $98,110 (22.0 years).

Termination of Employment and Change-in-Control Arrangements

The Corporation and First Merchants have entered into change-in-control agreements on a year-to-year basis with Messrs. Cox, Phillips, Helms and Thrash which provide severance benefits in the event of both a change in control of the Corporation or First Merchants and a termination or constructive termination of the employment of the executive within 24 months after the change in control, unless such termination was for cause, because of the executive's death or
disability,   or  by  the  executive  other  than  on  account  of  constructive termination. In general, a "change in control" means an acquisition by any person of 25% or more of the Corporation's or First Merchants' voting shares, a change in the makeup of a majority of the Corporation's or First Merchants' Board of Directors over a 24-month period, a merger of the Corporation or First Merchants in which the shareholders before the merger own 50% or less of the Corporation's or First Merchants' voting shares after the merger, or approval by the Corporation's shareholders of a plan of complete liquidation of the Corporation or First Merchants or an agreement to sell or dispose of substantially all of the Corporation's or First Merchants' assets. A "constructive termination" means, generally, a significant reduction in duties, compensation or benefits or a relocation of the executive's office outside of Muncie, Indiana unless agreed to by the executive. The severance benefits payable to Mr. Cox, in addition to base salary and incentive compensation accrued through the date of termination would be: a lump sum payment equal to 299% of the sum of (1) his annual base salary and (2) his largest bonus under the Corporation's Management Incentive Plan during the 2 years preceding termination. The benefits payable to Messrs. Phillips, Helms and Thrash would be determined in a similar manner, except that the percentage would be 150% instead of 299%. The executives would also be paid an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code on any "excess parachute payment,"and they would be entitled to 2 years of life, disability, accident and health insurance benefits, the bargain element value of then outstanding stock options, outplacement services, and reasonable legal fees and expenses incurred as a result of the termination. The agreements were not entered into in response to any effort to acquire control of the Corporation or First Merchants, and the Board of Directors is not aware of any such effort.

Compensation Committee Interlocks and Insider Participation

The following  non-employee directors comprise the Compensation Committee of the
Corporation: Robert M. Smitson (Chairman), Stefan S. Anderson, Frank A. Bracken, Thomas B. Clark, and Norman M. Johnson. John W. Hartmeyer, who is a director of First Merchants, serves as a non-voting member of the Compensation Committee. Mr. Smitson is the Chairman of the Board of Maxon Corporation. Mr. Anderson, the Chairman of the Board of the Corporation and First Merchants and the Chief Executive Officer of the Corporation and First Merchants until his retirement on April 16, 1999, serves as a director of Maxon Corporation. Mr. Bracken is of counsel with the firm of Bingham Summers Welsh & Spilman, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

Compensation Committee Report on Executive Compensation

The Compensation Committee administers the Corporation's executive compensation program. It is responsible for establishing the compensation and benefits of the Corporation's chief executive officer and chief operating officer. The Committee also approves the compensation and benefits of the other executive officers, after receiving recommendations from the chief executive officer. The Corporation's incentive compensation and stock plans are also administered by the Committee.

General Policy on Executive Compensation. The Board of Directors of the Corporation has established an executive compensation program which is designed to provide incentives to executive officers to achieve short-term and long-term corporate strategic management goals, with the ultimate objective of obtaining a superior return on the shareholders' investment. To this end, the compensation program for executive officers consists of cash and equity-based components which consider: the executive officer's individual performance; the Corporation's performance as measured against previously-established annual and long-term goals; the Corporation's performance compared to industry peers; and the compensation paid by competitors to individuals holding similar management positions.

The Compensation Committee believes that the Corporation's executive compensation program is a significant contributor to the Corporation's excellent short-term and long-term performance, compared to industry peers. In 1999, the Corporation and its subsidiary banks again received national recognition for their financial strength. The earnings of the Corporation's lead bank, First Merchants, grew for the 24th consecutive year in 1999. The Corporation's earnings have increased every year since it was formed in 1982.

The salaries paid to the executive officers (other than the chief executive officers) named in the Summary Compensation Table above for 1999, averaged approximately 4% more than their 1998 salaries. In addition, these executive officers' bonuses for 1999 under the Corporation's incentive compensation plans averaged approximately 15% more than their bonuses for the previous year, due to the Corporation's and First Merchants' improved performance measured by the criteria set forth in the Management Incentive Plans described below.

Salaries. The salaries paid to the Corporation's executive officers were subjectively determined after consideration of the executive officer's individual responsibilities, performance, and experience, the evaluation by the chief executive officer of the executive officers other than the chief executive officer, the Corporation's financial results compared with industry peers, various industry salary surveys, and other factors such as budgetary considerations and inflation rates.

The Compensation Committee tries to set the executive officers' salaries at or above the average of the salaries paid to executive officers with similar responsibilities at Indiana and Midwestern banks and bank holding companies of similar size. The salaries and percentage salary increases for 1999 paid executive officers at peer financial organizations were determined after consulting several salary surveys including: the Indiana Bankers Association survey of Indiana banks; the Crowe Chizek Mid-West Bank Compensation Survey; national surveys of all types of companies, and of those in the banking industry, prepared by the American Compensation Association, The Conference Board, and several benefits consultants; and a survey of the Financial Associates banks (10 Indiana banks and one Michigan bank with assets between $200,000,000 and $1,500,000,000).

Incentive Compensation. The Compensation Committee believes that performance-based pay should be a significant component of the executive officers' total compensation package. Therefore, each of the executive officers is covered by an incentive plan. The objectives of the plans are: to link compensation to organization and individual goal achievement, to motivate and retain key personnel, and to attract qualified talent to the organization. The executive officers qualified for bonuses under the plans if the Corporation or subsidiary bank met or exceeded pre-established minimum ("threshold") performance levels in 1999. Each plan contains a schedule setting forth the percentage of salary, if any, payable to the executive officer as a bonus, depending on the Corporation's or subsidiary bank's performance relative to each of the criteria. In order to avoid wide swings in payouts and to better focus the plans on long-term results, the plans were amended in 1997 to provide that 60% of any bonus paid to the executive officers would be based on current year performance and 40% would be based on the average of the 2 prior years' performance. The plans are administered by the Compensation Committee.

The bonuses paid to Messrs. Anderson and Cox for 1999 (reported in the "bonus" column of the Summary Compensation Table) were determined under the Corporation's Management Incentive Plan for Chief Executive Officer. This plan provides for a bonus of up to 45% of annual base salary, if the Corporation meets specific targets for return on assets ("ROA"), return on equity ("ROE"), income growth ("IG"), and efficiency ratio ("ER"). These are commonly- used criteria for measuring institutional performance in the banking industry. ER is defined in the plan as operating expense divided by operating revenue. The threshold performance levels which would qualify them for a bonus under the plan were exceeded for all criteria: the Corporation's ROA, ROE, IG, and ER; the maximum levels were not exceeded for any of the criteria.

The bonuses paid to Messrs. Helms, Phillips and Thrash for 1999 (reported in the "bonus" column of the Summary Compensation Table) were determined under the Corporation's Management Incentive Plan for Administrative Officers. This plan provides for a bonus of up to 25% of annual base salary, if the Corporation and First Merchants meet specific targets for ROA, IG, and ER. The threshold performance levels which would qualify them for a bonus under the plan were exceeded for all criteria: the Corporation's and First Merchants' ROA, IG, and ER; the maximum levels were not exceeded for any of the criteria.

Mr. Montgomery's bonus for 1999 (reported in the "bonus" column of the Summary Compensation Table) was determined under the Corporation's Management Incentive Plan for Chief Executive Officer, The Union County National Bank. This plan provides for a bonus of up to 25% of annual base salary, if Union County meets specific targets for ROA, IG, ER, and achievement of annual plan objectives ("AAPO"). The threshold performance levels which would qualify him for a bonus under the plan were exceeded for all criteria: Union County's ROA, IG, ER, and AAPO; the maximum level was equaled or exceeded for Union County's ER and AAPO, but not for either of the other criteria.

Stock Plans. Equity-based compensation, including compensation under the Corporation's Long-term Equity Incentive Plan and Employee Stock Purchase Plan, is intended to encourage ownership and retention of the Corporation's common stock by key employees, thereby giving them a meaningful stake in the Corporation's continued success and aligning their interests with those of other shareholders.

The Long-term Equity Incentive Plan is briefly described in the paragraph above the Option Grants Table. During 1999 the Compensation Committee awarded options under the plan to the executive officers named in the Summary Compensation Table as follows: for 1,000 shares to Mr. Anderson, for 10,000 shares to Mr. Cox, for 2,000 shares to Mr. Montgomery, and for 5,000 shares each to Messrs. Helms, Phillips and Thrash.

The Employee Stock Purchase Plan generally provides that full-time employees of the Corporation or a participating subsidiary with more than 6 months of service may elect, prior to the offering period (July 1 to June 30), to purchase common shares of the Corporation at a price equal to 85% of the lesser of the market price of the stock at the beginning of the period and the market price at the end of the period. For the offering period ending June 30, 1999, Messrs. Anderson, Cox, Montgomery, Phillips, Helms and Thrash, the executive officers named in the Summary Compensation Table, purchased 0, 458, 966, 0, 131 and 393 shares, respectively, under the 1994 Employee Stock Purchase Plan. The 1994 Employee Stock Purchase Plan covered 5 offering periods expiring on June 30, 1999. The shareholders approved the 1999 Employee Stock Purchase Plan, containing similar provisions and covering 5 offering periods expiring on June 30, 2004, at the 1999 annual shareholders' meeting.

Other Compensation. The executive officers are also covered by medical and retirement plans which are generally applicable to full-time employees of the Corporation and its subsidiaries, except that Mr. Anderson is no longer covered by the medical plan since his retirement on April 16, 1999. The retirement plans covering each of the executive officers are the First Merchants Corporation Retirement Pension Plan, a defined benefit pension plan (described in the "Pension Plans" section), and the First Merchants Corporation Retirement Savings Plan, an Internal Revenue Code Section 401(k) plan (referred to in note (1) to the Summary Compensation Table). Messrs. Anderson, Cox, and Montgomery are also covered by the First Merchants Corporation Supplemental Executive Retirement Plan, a nonqualified SERP plan (described in the "Pension Plans" section).

Chief Executive Officer's Compensation. The chief executive officer's salary is determined in the manner described in the "Salaries" section of this report. In recognition of his succession of Mr. Anderson as chief executive officer of the Corporation and First Merchants on April 16, 1999, the Compensation Committee increased Mr. Cox's salary in 1999 by approximately 17% over his 1998 salary. Mr. Cox's salary is below the average of the salaries paid to chief executive officers with similar responsibilities at other Indiana and Midwestern banks and bank holding companies of similar size and corporate structure, but the Committee expects to increase his salary relative to these individuals in the future. Mr. Cox's total compensation for 1999, including his bonus under the Management Incentive Plan described above, increased by approximately 20% over his total 1998 compensation. The relationship between Mr. Anderson's compensation and corporate performance is similar to that of all of the Corporation's other executive officers, as described above in this report, except that his compensation is based primarily on the Corporation's performance whereas the other executive officers' compensation is based in part on the performance of a subsidiary bank.


                                    FIRST MERCHANTS CORPORATION COMPENSATION
                                    COMMITTEE

                                    Robert M. Smitson, Chairman
                                    Stefan S. Anderson
                                    Frank A. Bracken
                                    Thomas B. Clark
                                    John W. Hartmeyer
                                    Norman M. Johnson

Performance Graph

The following graph compares the yearly change in the Corporation's cumulative total shareholder return on its common stock during the last 5 years with (1) the cumulative total return of the Russell 2000 Index, and (2) the cumulative total return of the Russell 2000 Financial Services Sector Index. The graph assumes $100 was invested on January 1, 1995 in the Corporation's common stock, and in each of the two indexes shown, and all dividends were reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG FIRST MERCHANTS CORPORATION, RUSSELL 2000
                   AND RUSSELL 2000 FINANCIAL SERVICES SECTOR




[GRAPH]




FMC                      100..............122.69............130.53...........189.69............205.46...........215.65
Russell  2000            100..............128.44............149.63...........183.08............178.42...........216.35
Russell  2000 Finl Serv  100..............138.86............178.89...........243.34............225.84...........212.58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Corporation is not aware of any person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock. The following is a summary of the amount and percent of the Corporation's common stock beneficially owned on February 1, 2000 by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                                 Amount and Nature                          Percent
         Beneficial Owner                   of Beneficial Ownership(1)                      of Class
         ----------------                   --------------------------                      --------

         Stefan S. Anderson (13)                          97,792 (2)                             *
         James F. Ault                                    21,938 (3)                             *
         Frank A. Bracken (13)                            80,640 (4)                             *
         Thomas B. Clark                                   6,817                                 *
         Michael L. Cox                                   51,271 (5)                             *
         David A. Galliher                                22,715 (6)                             *
         Barry J. Hudson                                 518,266 (7)                             4.73%
         Norman M. Johnson                               367,884 (8)                             3.36%
         Ted J. Montgomery                                39,504 (9)                             *
         George A. Sissel                                  4,937 (10)                            *
         Robert M. Smitson (13)                           14,812 (11)                            *
         Michael D. Wickersham                             3,832                                 *
         John E. Worthen                                   7,225                                 *
         Larry R. Helms                                   40,309 (12)                            *
         Charles R. Phillips                               8,344                                 *
         James L. Thrash                                  21,094                                 *

         Directors and Executive
         Officers as a Group (16 persons)(13)          1,307,380                                 11.77%

          (1) The information contained in this column is based upon information furnished to the Corporation by the persons and entities named above and shareholder records of the Corporation. The shares shown include the following shares which may be acquired during the next 60 days under a stock option plan by the executive officers named above: Mr. Anderson, 27,700 shares; Mr. Cox, 43,262 shares; Mr. Montgomery, 13,250 shares; Mr. Phillips, 8,344 shares; Mr. Helms, 25,319 shares; and Mr. Thrash, 7,395 shares; and the following shares which may be acquired during the next 60 days under a stock option plan by the directors named above: Messrs. Clark, Galliher, and Worthen, 5,500 shares each; Messrs. Bracken, Sissel and Smitson, 4,600 shares each; Messrs. Johnson and Wickersham, 2,800 shares each; Mr. Hudson, 3,000 shares; and Mr. Ault, 1,000 shares. The shares shown for directors and executive officers as a group include 165,170 shares which may be acquired during the next 60 days under a stock option plan.

          (2) Includes 1,875 shares held by his spouse, Joan Anderson, in which he disclaims any beneficial interest.

          (3) Includes 12,420 shares held by his spouse, Marilyn Ault, in which he disclaims any beneficial interest.

          (4) Includes 4,170 shares held by his spouse, Judy Bracken, in which he disclaims any beneficial interest; and 966 shares held in trust for family members for which Mr. Bracken, as co-trustee, has sole voting and shared investment power.

          (5)  Includes 3,626 shares held jointly with his spouse, Sharon Cox.

          (6) Includes 907 shares held by his spouse, Nancy Galliher, in which he disclaims any beneficial interest.

          (7) Includes 283,130 shares owned by Mutual Security, Inc.; 180,109 shares held jointly with his spouse, Elizabeth Hudson; and 6,992 shares held by his spouse as custodian for his children, in which he disclaims any beneficial interest.

          (8) Includes 24,493 shares held by his spouse, Julia Johnson, in which he disclaims any beneficial interest; and 74,220 shares held in trust for family members for which Mr, Johnson, as co-trustee, has shared voting and investment power.

          (9) Includes 23,575 shares held in trust for family members for which Mr. Montgomery, as trustee, has sole voting and investment power.

          (10) Includes 337 shares held jointly with his spouse, Mary R. Sissel.

          (11) Includes 5,062 shares held by his spouse, Marilyn S. Smitson, in which he disclaims any beneficial interest.

          (12) Includes  14,990  shares held  jointly  with his  spouse,  Sandra
               Helms.

          (13) Messrs. Anderson, Bracken and Smitson serve as directors of the George and Frances Ball Foundation, Muncie, Indiana, which owns 251,100 shares (2.29%) of the Corporation's outstanding common stock. The Foundation's Board of Directors, which has 6 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the totals of the shares beneficially owned by Messrs. Anderson, Bracken and Smitson or by directors and executive officers as a group.

          * Percentage beneficially owned is less than 1% of the outstanding shares.


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Certain directors and executive officers of the Corporation and its subsidiaries and their associates are customers of, and have had transactions with the Corporation's subsidiary banks from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Frank A. Bracken, a director of the Corporation, is of counsel with the firm of Bingham Summers Welsh & Spilman, Indianapolis, Indiana, which provides legal services to the Corporation and its subsidiaries on a transactional basis.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission. Based on its records and the written representations of its directors and executive officers, the Corporation believes that during 1999 its directors and executive officers complied with all Section 16(a) filing requirements.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, subject to the approval of the shareholders, has selected Olive LLP, Certified Public Accountants, as its independent public accountants for 2000.
Representatives of the firm are expected to be present at the annual shareholder's meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote "FOR" ratification of the appointment of the firm of Olive LLP as independent public accountants for 2000.


SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2001 annual meeting of the shareholders must be received by the Secretary of the Corporation at the Corporation's principal office by October 26, 2000, for inclusion in the Corporation's 2001 proxy statement and form of proxy relating to that meeting.

Shareholder proposals, if any, intended to be presented at the 2000 annual meeting that were not submitted for inclusion in this proxy statement will be considered untimely unless they were received by the Secretary of the Corporation at the Corporation's principal office by January 10, 2000.


OTHER MATTERS

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, proxies may be solicited personally or by telephone or telegraph, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the annual meeting of the shareholders other than the election of the directors and the ratification of the appointment of the independent public accountants. However, if any other matters properly come before such meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion, provided the Corporation did not have notice of any such matter on or before January 10, 2000.

                                              By Order of the Board of Directors


                                              Larry R. Helms
                                              Secretary

Muncie, Indiana
February 23, 2000

                                  PROXY SOLICITED ON BEHALF OF THE
                                  BOARD OF DIRECTORS OF FIRST MERCHANTS
                                  CORPORATION
                                  MUNCIE, INDIANA


                                  The undersigned hereby appoints Clell W. Douglass and Hamer D. Shafer, and each of them, as proxies with power of substitution, to represent and to vote all shares of common stock of First Merchants Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of First Merchants Corporation to be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305 on April 12, 2000, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present. If any of the nominees for election as Directors are unable to serve for any reason, the persons listed above have the authority to vote as directed for any substitute nominee.


Proxy Vote Instruction:  FIRST MERCHANTS CORPORATION

Annual meeting to be held on April 12, 2000 at the Horizon Convention Center at 3:30 PM EST

THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST MERCHANTS CORPORATION RECOMMEND A VOTE "FOR" THE PROPOSALS LISTED.

TO  VOTE  IN  ACCORDANCE   WITH  THE  BOARD  OF  DIRECTORS'   AND   MANAGEMENT'S
RECOMMENDATIONS, JUST SIGN BELOW; NO BOXES NEED TO BE CHECKED.

1.   Election of Directors:     |_|  FOR all nominees listed to the left (except
     James F. Ault                   as specified in the space below)
     Frank A. Bracken           |_|  WITHHOLD VOTE (do not vote for any
     Barry J. Hudson                 of the nominees listed to the left)

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided to the right.) ________________________________

2. Ratification of the appointment of the firm of Olive LLP as independent public accountants for 2000.

              FOR     |_|        AGAINST      |_|            ABSTAIN      |_|

3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting, provided the Corporation did not have notice of any such matter on or before January 10, 2000.

                                  This proxy will be voted as directed, but if not otherwise directed this proxy will be voted "FOR" approval of the matters described in Items 1 and 2 above.


                                                              Dated
                                  ----------------------------     -------------
                                  (Signature of Shareholder)
John Q. Public
PO BOX 00000                                                 Dated
Anytown, USA 00000-0000           ----------------------------     -------------
                                  (Signature of Shareholder)

                                  (Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


     |_| Please check this box if you plan to attend the Annual Meeting. Number attending:________